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                                                                      Exhibit 11


                        COMPUTATION OF EARNINGS PER SHARE

    Basic earnings per share represents income available to the Company's common stockholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential shares had been issued. Potential common shares that may be issued by the Company relate solely to outstanding stock options, and are determined using the treasury stock method. At December 31, 2002, the Company had 23,100 outstanding dilutive stock options. Allocated and committed to be released ESOP shares are considered outstanding for earnings per share calculation based on debt service payments. Other ESOP shares are excluded from earnings per share calculation.

    The weighted-average shares and earnings per share for December 31, 2002, March 31, 2002 and December 31, 2001 respectively are detailed in the table below.



                                                               At December 31,           At March 31,         At December 31,
                                                                     2002                    2002                   2001
                                                              -----------------        ----------------             ----
Average common shares outstanding                                    8,697,205              9,298,624              9,387,877
Less:  Unallocated ESOP shares                                         660,522                711,331                711,331
                                                              -----------------        ----------------      ----------------
Shares used in the earnings per share calculation                    8,036,683              8,587,293              8,676,546
Dilutive impact of stock options                                           173                      -                      -
                                                              -----------------        ----------------      ----------------
Dilutive common shares outstanding                                   8,036,856              8,587,293              8,676,546
                                                              =================        ================      ================
Net income                                                     $         9,184          $      10,548         $        7,878
                                                              =================        ================      ================
Basic Earnings Per Share                                       $          1.14          $        1.23         $         0.91
                                                              =================        ================      ================
Diluted Earnings Per Share                                     $          1.14          $        1.23         $         0.91
                                                              =================        ================      ================